Exhibit 99.01

OGE Energy Corp. reports second quarter results

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E") and holder of 25.5 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners, LP (NYSE: ENBL), today reported earnings of $0.50 per diluted share for the three months ended June 30, 2019, compared to $0.55 per diluted share for the second quarter of 2018.

•	OG&E, a regulated electric utility, contributed earnings of $0.37 per share in the second quarter, compared with earnings of $0.46 per share in the second quarter last year.

•	Natural Gas Midstream Operations contributed earnings of $0.13 per share compared with earnings of $0.11 per share in the second quarter last year.

•	The holding company and other operations posted breakeven results in the second quarter, compared with a loss of $0.02 per share in the second quarter last year.

“Both of our businesses performed well in the second quarter and are on plan for the year,” said Sean Trauschke, OGE Energy Chairman, President and CEO. “We continue to focus on all aspects of our operations creating value for our customers, communities and shareholders.”

Discussion of Second Quarter 2019
OGE Energy's net income was approximately $100 million in the second quarter, compared to approximately $111 million in the year-ago quarter.

OG&E's net income was approximately $75 million in the second quarter, compared to approximately $92 million in the comparable quarter last year. The primary driver for the decrease in net income was lower gross margin as a result of milder weather.

Natural Gas Midstream Operations contributed net income to OGE Energy Corp. of approximately $27 million for the second quarter of 2019 compared to net income of approximately $22 million for the same period in 2018. The increase was in part due to higher volumes in the gathering and processing segments. Enable Midstream issued cash distributions to OGE of approximately $35 million in each of the second quarters of 2019 and 2018. In addition, Enable announced an increase in the quarterly distribution rate from $0.3180 to $0.3305 per common unit payable August 27, 2019.

2019 Earnings Outlook
The Company reaffirms its 2019 consolidated earnings guidance between approximately $412 million and $442 million of net income, or $2.05 to $2.20 per average diluted share. More information regarding the Company’s 2019 earnings guidance is contained in the Company's 2018 Form 10-K and Form 10-Q for the period ending June 30, 2019, as filed with the Securities and Exchange Commission.

Conference Call Webcast
OGE Energy will host a conference call for discussion of the results on Thursday, August 8, at 8 a.m. CDT. The conference will be available through www.ogeenergy.com. OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with approximately 854,000 customers in Oklahoma and western Arkansas.  In addition, OGE holds a 25.5 percent limited partner interest and a 50 percent general partner interest of Enable Midstream, created by the merger of OGE's Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.

Non-GAAP Financial Measures
OG&E has included in this release the non-GAAP financial measure Gross Margin. Gross Margin is defined by OG&E as operating revenues less cost of sales. Cost of sales, as reflected on the income statement, includes fuel, purchased power and certain transmission expenses. Gross margin is a non-GAAP financial measure because it excludes depreciation and amortization and other operation and maintenance expenses. Expenses for fuel and purchased power are recovered through fuel adjustment clauses, and as a result, changes in these expenses are offset in operating revenues with no impact on net income. OG&E believes gross margin provides a more meaningful basis for evaluating its operations across periods than operating revenues because gross margin excludes the revenue effect of fluctuations in these expenses. Gross margin is used internally to measure performance against budget and in reports for management and the Board of Directors. OG&E's definition of gross margin may be different from similar terms used

Exhibit 99.01

by other companies. Further, gross margin is not intended to replace operating revenues as determined in accordance with GAAP as an indicator of operating performance.

Reconciliation of Gross Margin to Revenue attributable to OG&E

	Three Months Ended
	June 30,
(In millions)	2019	2018
Operating revenues	$513.7	$567.0
Less:
Cost of sales	178.7	208.7
Gross margin	$335.0	$358.3

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions.  Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations; the ability to obtain timely and sufficient rate relief to allow for recovery of items such as capital expenditures, fuel costs, operating costs, transmission costs and deferred expenditures; prices and availability of electricity, coal, natural gas and NGLs; the timing and extent of changes in commodity prices, particularly natural gas and NGLs, the competitive effects of the available pipeline capacity in the regions Enable serves, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable's interstate pipelines; the timing and extent of changes in the supply of natural gas, particularly supplies available for gathering by Enable's gathering and processing business and transporting by Enable's interstate pipelines, including the impact of natural gas and NGLs prices on the level of drilling and production activities in the regions Enable serves; business conditions in the energy and natural gas midstream industries, including the demand for natural gas, NGLs, crude oil and midstream services; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; the impact on demand for our services resulting from cost-competitive advances in technology, such as distributed electricity generation and customer energy efficiency programs; technological developments, changing markets and other factors that result in competitive disadvantages and create the potential for impairment of existing assets; factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, unusual maintenance or repairs; unanticipated changes to fossil fuel, natural gas or coal supply costs or availability due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline system constraints; availability and prices of raw materials for current and future construction projects; the effect of retroactive pricing of transactions in the SPP markets or adjustments in market pricing mechanisms by the SPP; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws, safety laws or other regulations that may impact the cost of operations or restrict or change the way the Company operates its facilities; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyberattacks and other catastrophic events; creditworthiness of suppliers, customers and other contractual parties; social attitudes regarding the utility, natural gas and power industries; identification of suitable investment opportunities to enhance shareholder returns and achieve long-term financial objectives through business acquisitions and divestitures; increased pension and healthcare costs; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and matters; difficulty in making accurate assumptions and projections regarding future revenues and costs associated with the Company's equity investment in Enable that the Company does not control; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors in the Company's Form 10-K for the year ended December 31, 2018.

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

Exhibit 99.01

OGE ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions except per share data)	2019	2018	2019	2018
OPERATING REVENUES
Revenues from contracts with customers	$501.1	$547.7	$978.5	$1,025.6
Other revenues	12.6	19.3	25.2	34.1
Operating revenues	513.7	567.0	1,003.7	1,059.7
COST OF SALES	178.7	208.7	391.3	419.2
OPERATING EXPENSES
Other operation and maintenance	119.8	117.2	238.8	229.9
Depreciation and amortization	84.3	80.9	166.7	159.7
Taxes other than income	20.9	22.5	47.2	46.6
Operating expenses	225.0	220.6	452.7	436.2
OPERATING INCOME	110.0	137.7	159.7	204.3
OTHER INCOME (EXPENSE)
Equity in earnings of unconsolidated affiliates	35.8	29.3	66.5	63.2
Allowance for equity funds used during construction	1.2	6.3	2.7	13.3
Other net periodic benefit expense	(0.3)	(5.2)	(7.3)	(10.0)
Other income	5.0	4.7	11.7	10.1
Other expense	(4.4)	(3.3)	(10.1)	(7.7)
Net other income	37.3	31.8	63.5	68.9
INTEREST EXPENSE
Interest on long-term debt	31.8	39.7	64.4	79.3
Allowance for borrowed funds used during construction	(0.6)	(2.8)	(1.6)	(6.5)
Interest on short-term debt and other interest charges	4.7	4.0	7.7	6.7
Interest expense	35.9	40.9	70.5	79.5
INCOME BEFORE TAXES	111.4	128.6	152.7	193.7
INCOME TAX EXPENSE	11.2	17.9	5.4	28.0
NET INCOME	$100.2	$110.7	$147.3	$165.7
BASIC AVERAGE COMMON SHARES OUTSTANDING	200.2	199.7	200.1	199.7
DILUTED AVERAGE COMMON SHARES OUTSTANDING	200.6	200.5	200.5	200.3
BASIC EARNINGS PER AVERAGE COMMON SHARE	$0.50	$0.55	$0.74	$0.83
DILUTED EARNINGS PER AVERAGE COMMON SHARE	$0.50	$0.55	$0.73	$0.83

Exhibit 99.01

Oklahoma Gas and Electric Company
Financial and Statistical Data

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in millions)	2019	2018	2019	2018
Operating revenues by classification:
Residential	$186.6	$226.2	$382.0	$428.3
Commercial	119.8	140.9	220.1	246.6
Industrial	54.3	58.5	107.9	110.4
Oilfield	49.9	46.7	100.1	89.5
Public authorities and street light	45.8	53.0	87.3	96.5
Sales for resale	0.1	—	0.1	0.1
System sales revenues	456.5	525.3	897.5	971.4
Provision for rate refund	(0.5)	(16.5)	(0.6)	(19.7)
Integrated market	10.3	13.2	17.0	21.8
Transmission	39.8	40.2	75.9	76.0
Other	7.6	4.8	13.9	10.2
Total operating revenues	$513.7	$567.0	$1,003.7	$1,059.7
MWh sales by classification (In millions)
Residential	2.0	2.3	4.4	4.7
Commercial	1.5	1.9	2.9	3.3
Industrial	1.2	1.1	2.3	2.1
Oilfield	1.2	1.0	2.4	2.0
Public authorities and street light	0.7	0.8	1.4	1.5
System sales	6.6	7.1	13.4	13.6
Integrated market	0.3	0.3	0.6	0.6
Total sales	6.9	7.4	14.0	14.2
Number of customers	853,500	845,244	853,500	845,244
Weighted-average cost of energy per kilowatt-hour (In cents)
Natural gas	2.113	2.338	2.527	2.475
Coal	2.067	2.058	1.993	2.028
Total fuel	1.909	2.047	2.118	2.058
Total fuel and purchased power	2.471	2.721	2.672	2.827
Degree days
Heating - Actual	197	328	2,277	2,208
Heating - Normal	204	203	2,004	2,001
Cooling - Actual	481	776	481	786
Cooling - Normal	626	625	639	638